Exhibit 99.1

Contact:	Media Relations
Jeanmarie McFadden
212 762 6901

For Immediate Release

Morgan Stanley Granted Federal Bank Holding Company Status By U.S. Federal Reserve Board of Governors

Provides Ongoing and Expanded Access to Federal Reserve Window and Other New Funding Opportunities

NEW YORK, September 21, 2008 – Morgan Stanley today announced that its application to become a bank holding company was approved by the U.S. Federal Reserve Board of Governors. Morgan Stanley has elected to be deemed a financial holding company under the Bank Holding Company Act.

Morgan Stanley sought this new status from the Federal Reserve to provide the Firm maximum flexibility and stability to pursue new business opportunities as the financial marketplace undergoes rapid and profound changes. The Firm will pursue initiatives to expand the retail banking services it offers its retail clients and build a stable base of core deposits. Morgan Stanley has more than 3 million retail accounts and had $36 billion in bank deposits as of August 31, 2008.

The Firm’s status as a Federal Bank Holding Company also provides Morgan Stanley ongoing access to the Federal Reserve Bank Discount Window and expanded opportunities for funding.

John J. Mack, Chairman and Chief Executive Officer, said, “This new bank holding structure will ensure that Morgan Stanley is in the strongest possible position – with the stability and flexibility to seize opportunities in the rapidly changing financial marketplace. It also offers the marketplace certainty about the strength of our financial position and our access to funding. As we evolve our business model and move quickly to seize these new opportunities, we remain intensely focused on continuing to provide world-class service and advice to our clients and deliver long-term value to our shareholders.”

As part of this process, Morgan Stanley will convert its Utah industrial bank to a national bank and will become subject to supervision of the Federal Reserve. The Firm also will be regulated by the Federal Deposit Insurance Corporation (FDIC), which will continue to insure deposits at Morgan Stanley Bank to the maximum extent allowed by the FDIC.

The Firm does not expect significant adverse tax or accounting effects from this new status, nor does the Firm expect there to be limitations on its activities that would have a material impact on Morgan Stanley’s overall business.

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 35 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.